Exhibit 5.1

March 16, 2023

Fusion Pharmaceuticals Inc.

270 Longwood Road South

Hamilton, Ontario

L8P 0A6

Re: Securities Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Canadian counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 3,840,681 common shares (the “Shares”) of Fusion Pharmaceuticals Inc., a corporation governed by the Canada Business Corporations Act (the “Company”), that may be issued pursuant to the Company’s 2020 Stock Option and Incentive Plan, 2020 Employee Share Purchase Plan and upon exercise of non-qualified stock options granted to certain employees of the Company as an inducement material to entry into employment with the Company, in accordance with Nasdaq Listing Rule 5635(c)(4) (collectively, the “Plans”).

We have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon certificates of officers of the Company.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

The opinions expressed below are limited solely to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued as fully paid and non-assessable common shares of the Company.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

OSLER, HOSKIN & HARCOURT LLP